EXHIBIT 99
For More Information:
Investor contact: Barbara Bolens 414-438-6940
Media contact: Carole Herbstreit 414-438-6882
For Immediate Release
Brady Corporation reports sales and net income for its fiscal 2007 second quarter
MILWAUKEE (February 21, 2007)—Brady Corporation (NYSE: BRC), a world leader in identification solutions, reports sales and earnings for its second quarter ended January 31, 2007.
     Sales for the quarter were up 39.1 percent to $321.3 million, compared to $231.0 million in the second quarter of fiscal 2006. Base business growth was up 4.6 percent, acquisitions increased sales by 29.8 percent and currency exchange added 4.7 percent. Total sales increased 27.3 percent in the Americas, 29.6 percent in Europe and 84.3 percent in the Asia/Pacific region.
     Net income for the quarter fell 7.3 percent to $19.7 million compared to $21.3 million in the quarter last year. Earnings per diluted Class A Common share were $0.36 compared to $0.43 per share in the fiscal 2006 second quarter. Fiscal 2007 earnings per share results include the effect of issuance of an additional 4.6 million shares through an equity offering in the fourth quarter of fiscal 2006.
     Sales for the six months ended January 31, 2007, rose 41.0 percent to $653.5 million, compared to $463.6 million in the same period last year. Net income for the first six months of fiscal 2007 rose 5.3 percent to $54.2 million compared to $51.5 million for the same period in fiscal 2006. Six-month earnings per diluted Class A Common share were $0.99 compared to $1.03 in fiscal 2006.
     “We are pleased to see solid revenue growth and profitability in the quarter in both the Americas and Europe. In the Asia/Pacific region, which has been exceptionally strong for a number of previous quarters, we are now feeling the effects of some volatility and pricing pressure in the mobile-handset and hard-disk-drive markets on our business,” said Frank M. Jaehnert, Brady’s president and chief executive officer. “We are addressing this, in part, by re-balancing our global die-cut manufacturing capacity and accelerating the integration activities within our newly acquired die-cut businesses. We remain confident in our long-term plans and are making no major changes to our growth strategy.”
     The company reaffirms the guidance issued in its February 8 press release, for fiscal 2007 sales of between $1.35 and $1.37 billion, net income of between $113 and $118 million, and diluted earnings per share between $2.06 and $2.15.

     A webcast regarding fiscal 2007 second quarter results will be available at www.investor.bradycorp.com beginning at 9:30 a.m. Central Standard Time today.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 9,000 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2006 sales were approximately $1.018 billion.
     More information is available on the Internet at www.bradycorp.com.
Information by regional segment for the three and six months ended January 31, 2007 and 2006 is as follows:

					Corporate and
(in Thousands)	Americas	Europe	Asia	Subtotals	Eliminations	Total
SALES TO EXTERNAL CUSTOMERS
Three months ended:
January 31, 2007	$139,988	$98,846	$82,441	$321,275	—	$321,275
January 31, 2006	109,951	76,284	44,739	230,974	—	230,974

Six months ended:
January 31, 2007	$286,931	$191,211	$175,392	$653,534	—	$653,534
January 31, 2006	226,010	150,046	87,553	463,609	—	463,609

SALES GROWTH INFORMATION
Three months ended January 31, 2007:
Base	5.6%	7.4%	-2.5%	4.6%	—	4.6%
Currency	0.3%	10.8%	4.9%	4.7%	—	4.7%
Acquisitions	21.4%	11.4%	81.9%	29.8%	—	29.8%
Total	27.3%	29.6%	84.3%	39.1%	—	39.1%

Six months ended January 31, 2007:
Base	4.1%	7.1%	4.6%	5.1%	—	5.2%
Currency	0.6%	8.1%	3.7%	3.6%	—	3.6%
Acquisitions	22.3%	12.2%	92.0%	32.3%	—	32.2%
Total	27.0%	27.4%	100.3%	41.0%	—	41.0%

SEGMENT PROFIT (LOSS)
Three months ended:
January 31, 2007	$28,793	$22,604	$12,394	$63,791	($2,228)	$61,563

					Corporate and
(in Thousands)	Americas	Europe	Asia	Subtotals	Eliminations	Total
January 31, 2006	24,969	19,989	11,717	56,675	(2,631)	54,044
Percentage increase (decrease)	15.3%	13.1%	5.8%	12.6%	-15.3%	13.9%

Six months ended:
January 31, 2007	$65,698	$45,609	$34,531	$145,838	($4,425)	$141,413
January 31, 2006	57,163	40,767	24,727	122,657	(5,017)	117,640
Percentage increase (decrease)	14.9%	11.9%	39.6%	18.9%	-11.8%	20.2%
NET INCOME RECONCILIATION (in thousands)

	Three months ended:		Six months ended:
	January 31,	January 31,	January 31,	January 31,
	2007	2006	2007	2006
Total profit for reportable segments	$63,791	$56,675	$145,838	$122,657
Corporate and eliminations	(2,228)	(2,631)	(4,425)	(5,017)
Unallocated amounts:
Administrative costs	(28,839)	(22,768)	(56,748)	(42,235)
Investment and other income (expense)	(106)	88	532	480
Interest expense	(5,244)	(2,435)	(9,979)	(4,424)

Income before income taxes	27,374	28,929	75,218	71,461
Income taxes	(7,665)	(7,675)	(21,061)	(20,009)

Net income	$19,709	$21,254	$54,157	$51,452

###
Brady believes that certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements related to future, not past, events included in this news release, including, without limitation, statements regarding Brady’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from future financial performance of major markets Brady serves, which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; difficulties in making and integrating acquisitions; risks associated with newly acquired businesses; Brady’s ability to retain significant contracts and customers; future competition; Brady’s ability to develop and successfully market new products; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; interruptions to sources of supply; environmental, health and safety compliance costs and liabilities; Brady’s ability to realize cost savings from operating initiatives; Brady’s ability to attract and retain key talent; difficulties associated with exports; risks associated with international operations; fluctuations in currency rates versus the US dollar; technology changes; potential write-offs of Brady’s substantial intangible assets; risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products; business interruptions due to implementing business systems; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section located in Item 1A of Part II of Brady’s Annual Report on Form 10-K for the period ended July 31, 2006. These uncertainties may cause Brady’s actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements.

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	(Unaudited)
	Three Months Ended January 31,			Six Months Ended January 31,
			Percentage			Percentage
	2007	2006	Change	2007	2006	Change
Net sales	$321,275	$230,974	39.1%	$653,534	$463,609	41.0%
Cost of products sold	171,114	113,869	50.3%	339,245	222,513	52.5%

Gross margin	150,161	117,105	28.2%	314,289	241,096	30.4%

Operating expenses:
Research and development	9,082	6,829	33.0%	17,614	13,363	31.8%
Selling, general and administrative	108,355	79,000	37.2%	212,010	152,328	39.2%

Total operating expenses	117,437	85,829	36.8%	229,624	165,691	38.6%

Operating income	32,724	31,276	4.6%	84,665	75,405	12.3%

Other income and (expense):
Investment and other income (expense)	(106)	88	-220.5%	532	480	10.8%
Interest expense	(5,244)	(2,435)	115.4%	(9,979)	(4,424)	125.6%

Income before income taxes	27,374	28,929	-5.4%	75,218	71,461	5.3%

Income taxes	7,665	7,675	-0.1%	21,061	20,009	5.3%

Net income	$19,709	$21,254	-7.3%	$54,157	$51,452	5.3%

Per Class A Nonvoting Common Share:
Basic net income	$0.37	$0.43	-14.0%	$1.01	$1.05	-3.8%
Diluted net income	$0.36	$0.43	-16.3%	$0.99	$1.03	-3.9%
Dividends	$0.14	$0.13	7.7%	$0.28	$0.26	7.7%

Per Class B Voting Common Share:
Basic net income	$0.37	$0.43	-14.0%	$0.99	$1.03	-3.9%
Diluted net income	$0.36	$0.43	-16.3%	$0.97	$1.02	-4.9%
Dividends	$0.14	$0.13	7.7%	$0.26	$0.24	8.3%

Weighted average common shares outstanding (in Thousands):
Basic	53,894	48,994		53,814	49,098
Diluted	54,789	49,813		54,697	49,891

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	(Unaudited)
	January 31, 2007	July 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$86,408	$113,008
Short term investments	—	11,500
Accounts receivable, less allowance for losses ($8,340 and $6,390, respectively)	218,594	187,907
Inventories:
Finished products	76,245	59,365
Work-in-process	18,292	12,850
Raw materials and supplies	39,823	37,702

Total inventories	134,360	109,917
Prepaid expenses and other current assets	43,389	36,825

Total current assets	482,751	459,157

Other assets:
Goodwill	655,238	587,642
Other intangible assets, net	145,544	134,111
Deferred income taxes	33,954	34,135
Other	16,599	10,235

Total other assets	851,335	766,123

Property, plant and equipment:
Cost:
Land	6,582	6,548
Buildings and improvements	81,878	78,418
Machinery and equipment	219,468	198,426
Construction in progress	28,636	12,098

	336,564	295,490
Less accumulated depreciation	171,144	155,584

Net property, plant and equipment	165,420	139,906

Total	$1,499,506	$1,365,186

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current liabilities:
Accounts payable	$92,598	$78,585
Wages and amounts withheld from employees	49,555	61,778
Taxes, other than income taxes	6,768	6,231
Accrued income taxes	22,627	25,243
Other current liabilities	43,357	46,763
Short-term borrowings and current maturities on long-term debt	12	20

Total current liabilities	214,917	218,620

Long-term obligations, less current maturities	420,817	350,018

Other liabilities	56,968	50,502

Total liabilities	692,702	619,140

Stockholders’ investment:
Common stock:

Class A nonvoting common stock — Issued 50,481,743 and 50,481,743 shares, respectively and outstanding 50,403,641 and 50,188,842 shares, respectively	505	505

Class B voting common stock — Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	259,282	258,922
Income retained in the business	500,134	460,991
Treasury stock - 78,102 and 292,901 shares, respectively of Class A nonvoting common stock, at cost	(2,956)	(10,865)
Accumulated other comprehensive income	49,042	35,696
Other	762	762

Total stockholders’ investment	806,804	746,046

Total	$1,499,506	$1,365,186

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	(Unaudited)
	Six Months Ended
	January 31
	2007	2006
Operating activities:
Net income	$54,157	$51,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,096	14,554
Deferred income taxes	(542)	712
Loss on disposal of property, plant & equipment	305	45
Provision for losses on accounts receivable	1,301	623
Non-cash portion of stock-based compensation expense	3,669	2,827
Changes in operating assets and liabilities (net of effects of business acquisitions):
Accounts receivable	(15,337)	(11,250)
Inventories	(14,787)	(11,537)
Prepaid expenses and other assets	(8,590)	(2,959)
Accounts payable and accrued liabilities	(8,316)	(17,512)
Income taxes	(3,411)	(10,127)
Other liabilities	2,514	3,970

Net cash provided by operating activities	37,059	20,798

Investing activities:
Acquisition of businesses, net of cash acquired	(90,418)	(100,256)
Payments of contingent consideration	(9,329)	—
Purchases of short-term investments	—	(3,800)
Sales of short-term investments	11,500	10,900
Purchases of property, plant and equipment	(32,135)	(17,341)
Proceeds from sale of property, plant and equipment	234	66
Other	(5,831)	(1,711)

Net cash used in investing activities	(125,979)	(112,142)

Financing activities:
Payment of dividends	(15,014)	(12,710)
Proceeds from issuance of common stock	3,837	6,467
Principal payments on debt	(26,231)	(190,459)
Proceeds from issuance of debt	97,020	289,630
Purchase of treasury stock	—	(27,233)
Income tax benefit from the exercise of stock options	763	3,354

Net cash provided by financing activities	60,375	69,049
Effect of exchange rate changes on cash	1,945	67

Net decrease in cash and cash equivalents	(26,600)	(22,228)
Cash and cash equivalents, beginning of period	113,008	72,970

Cash and cash equivalents, end of period	86,408	50,742

Supplemental disclosures:
Cash paid during the period for:
Interest, net of capitalized interest	$9,754	$3,907
Income taxes, net of refunds	23,983	24,510
Acquisitions:
Fair value of assets acquired, net of cash	$50,042	$39,422
Liabilities assumed	(15,617)	(9,326)
Goodwill	55,993	70,160

Net cash paid for acquisitions	$90,418	$100,256

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(in thousands)

	Fiscal 2006
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$30,198	$21,254			$51,452
Interest expense	1,989	2,435			4,424
Income taxes	12,334	7,675			20,009
Depreciation and amortization	7,360	7,194			14,554

EBITDA (non-GAAP measure)	$51,881	$38,558	$—	$—	$90,439

	Fiscal 2007
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$34,448	$19,709			$54,157
Interest expense	4,735	5,244			9,979
Income taxes	13,396	7,665			21,061
Depreciation and amortization	12,927	13,169			26,096

EBITDA (non-GAAP measure)	$65,506	$45,787	$—	$—	$111,293

(1)	Brady is presenting EBITDA because it is used by many of our investors and lenders, and is presented as a convenience to them. EBITDA represents net income before interest expense, income taxes and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Income data. EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.